U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                           SEC File Number 333-136487

(Check one):   [X] Form 10-K   [_] Form 20-F  [_] Form 11-K  [_] Form 10-Q
               [_] Form N-SAR  [_] Form N-CSR

          For Period Ended: December 31, 2007
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[_] Transition Report on Form 10-K
[_] Transition Report on Form 20-F
[_] Transition Report on Form 11-K
[_] Transition Report on Form 10-Q
[_] Transition Report on Form N-SAR
    For the Transition Period Ended:
                                    -----------------

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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Part I - Registrant Information

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Full Name of Registrant                         g8wave Holdings, Inc.
Former Name if Applicable

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Address of Principal Executive Office
                  (Street and Number)           126 Brookline Avenue, Suite 201

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City, State and Zip Code                        Boston, MA 02215

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Part II - Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 [X]  |(a)   The reasons described in reasonable detail in Part III of this form
      |      could not be eliminated without unreasonable effort or expense;
      |
 [X]  |(b)   The subject annual report, semi-annual report, transition report on
      |      Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be
      |      filed on or before the fifteenth calendar day following the
      |      prescribed due date; or the subject quarterly report or transition
      |      report on Form 10-Q, or portion thereof will be filed on or before
      |      the fifth calendar day following the prescribed due date; and
      |
 [_]  |(c)   The accountant's statement or other exhibit required by Rule
      |      12b-25(c) has been attached if applicable.

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Part III - Narrative

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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Company is unable to file its Annual Report on Form 10-KSB for the period ended December 31, 2007 within the prescribed time period due to its difficulty in completing and obtaining required financial and other information without unreasonable effort and expense.
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Part IV - Other Information

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(1)   Name and telephone number of person to contact in regard to this notification

      William E. Duke, Jr.              617                 450-8659
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            (Name)                   (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the
      answer is no, identify report(s).                           Yes [X] No [_]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof? Yes (pound) No S                                   Yes [_] No [X]


                              g8wave Holdings, Inc.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  April 1, 2008
                                        By:    /s/ William E. Duke, Jr.
                                               ----------------------------
                                        Name:  William E. Duke, Jr.
                                        Title: Chief Financial Officer